Exhibit 10.1

Amendment No. 1
Dated March 12, 2015 To
EXHIBIT “B”
To that Employment Agreement
Dated October 15, 2014
Between Yuma Energy, Inc.
and
Paul McKinney
Restricted Stock Terms and Conditions

The terms and conditions of the grant of restricted stock will be as follows: $525,000 of Restricted Stock (“Grant 1”) will be granted in a Restricted Stock Agreement pursuant to the Stock Plan during the next compensation committee meeting, which is expected to occur on or around March 2015.  The valuation will be based upon the closing price of Yuma common stock on October 10, 2014.  Grant 1 will vest in three equal installments on October 15, 2015, October 15, 2016 and October 15, 2017.